Termination Letter

This termination letter dated this 21* day of February 2022 officially terminates the acquisition of shares of Zyppah, Inc owned by Jonathan Greenburg (the “Shareholder”) that were pending acquisition by Kronos Advanced Technologies Inc (the “Issuer”) which hereby also cancels the following shares and requires the return to the Issuer’s treasury of 90,000,000 (ninety Million) shares of the Common Stock issued as follows: two stock certificate of 45,000,000 each issued as of 09-30-2021 (the “Shares”) issued to, but not yet delivered to, Jonathan Greenburg.

Jonathan Greenburg as a result of the above will not transfer or delver shares of Zyppah, Inc to Kronos Advanced Technologies, Inc. and Kronos is no longer entitled to ownership of said Zyppah, Inc. shares.

The Shareholder is the sole holder of record of the Kronos Shares, but never became the beneficial owner of those Shares, which are free and clear of all Liens, and there exists no restriction on the transfer of the Shares back to the Company. Upon execution hereof, Stockholder herby delivers and relinquishes to the Company good and marketable title to the Shares free and clear of all Liens.

Let this letter serve as authorization to Worldwide Stock Transfer, Inc. (the “Transfer Agent”), to cancel and return to the authorized capital the above referenced Kronos shares upon execution hereof. The Company (Kronos) shall deliver to the Transfer Agent the certificates representing the Shares for cancellation, duly executed for cancellation and accompanied with or without stock powers duly executed.

/s/ Jonathan Greenburg

Jonathan Greenburg

Shareholder of record of KNOS

/s/ Michael Rubinov

Michael Rubinov

President, Kronos Advanced Technologies, Inc.